Exhibit 99.1

NEWS RELEASE

Contact:	Donald F. Gayhardt
President
Dollar Financial Corp.
FOR IMMEDIATE RELEASE	(610) 640-5925

DOLLAR FINANCIAL CORP. ANNOUNCES PRICING OF THE INITIAL PUBLIC OFFERING OF ITS COMMON STOCK

BERWYN, Pennsylvania, January 28, 2005 – Dollar Financial Corp. (the “Company”) (Nasdaq: DLLR) today announced the pricing of the initial public offering of 7,500,000 shares of its common stock at $16.00 per share.  The Company has agreed to sell 7,378,125 shares of common stock and a selling stockholder has agreed to sell 121,875 shares of common stock.  The underwriters have a 30-day option to purchase up to 1,125,000 additional shares of common stock from the selling stockholders to cover over-allotments, if any.  The Company will not receive any proceeds from the sale of its shares by the selling stockholders.

Piper Jaffray & Co. and Jefferies & Company, Inc. are acting as the joint bookrunning managers of the offering.  Ferris Baker Watts, Incorporated, Keefe Bruyette & Woods, Inc., JMP Securities LLC, Roth Capital Partners, LLC and ABN AMRO Rothschild LLC are co-managers.

A registration statement relating to these securities has been filed with and has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, and there shall not be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the final prospectus relating to these securities may be obtained from Piper Jaffray & Co. at 800 Nicollet Mall, Minneapolis, MN 55402-7020.